EXHIBIT 5

May 22, 2025

Cloudastructure, Inc.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Re:	Registration Statement on Form S-8 Relating to the Cloudastructure, Inc. 2024 Amended and Restated Stock Option Plan (the “Plan”)

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed or to be filed by Cloudastructure, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), a total of 33,367,496 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Shares”), and Class B common stock, $0.0001 par value per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), consisting of (a) 468,276 Shares that are currently authorized for issuance upon the exercise of awards not yet granted pursuant to the Plan, (b) 16,417,498 Class A Shares issuable upon conversion of Class B Shares underlying stock options issued pursuant to the Plan and awards that are authorized but not yet issued under the Plan, (c) 532,500 Class A Shares issuable upon the exercise of stock options currently outstanding under the Plan, and (d) 15,949,222 Class B Shares issuable upon the exercise of stock options currently outstanding under the Plan, we have examined such documents and questions of law we consider necessary for the purpose of giving this opinion. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issue of the Shares. We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold by the Company in accordance with the terms (including, without limitation, payment and authorization provisions) of the Plan and the applicable form of award agreement thereunder and the Company’s Second Amended and Restated Certificate of Incorporation, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Varnum LLP

VARNUM LLP